                                                                   EXHIBIT 10.17


                       AMENDED AND RESTATED LOAN AGREEMENT

        This Amended and Restated Loan Agreement dated as of February 4, 2002 (this "Restated Agreement") is an amendment and restatement in its entirety of the Loan Agreement by and between Weicheng International Inc., a California Corporation ("Weicheng"), and Intra-Asia Entertainment Corporation, as Delaware Corporation ("Intra-Asia"), dated as of September 6, 2000 (the "Loan Agreement").

                                    RECITALS

        A. Weicheng wishes to finance the working capital of Intra-Asia through a long-term loan.

        B. Intra-Asia is undertaking an initial public offering of its common stock (the "IPO") pursuant to which it will receive certain proceeds.

        C. To facilitate the IPO, Weicheng and Intra-Asia have agreed to amend and restate the Loan Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Weicheng and Intra-Asia hereby agree as follows:

1. Weicheng, through its affiliate Hong Kong Weicheng International Co., Ltd. ("HK Weicheng") hereby agrees to loan to Intra-Asia $2 million, including advances as of February 4, 2002 (the "Loan Amount"), from and after September 6, 2000, (the "Loan").

2. Upon notice by Intra-Asia to Weicheng for the transfer of funds to Intra-Asia pursuant to the terms of this Restated Agreement, Weicheng, through HK Weicheng, shall wire transfer such funds to Intra-Asia. All bank services charges related to such transfers of funds shall be at the expense of Intra-Asia.

3. As an alternative, if the parties so agree, Weicheng may establish a $2 million letter of credit with a bank acceptable to Intra-Asia, upon such terms as the parties (including the bank chosen by the parties) may agree. If the parties choose this alternative, Intra-Asia may draw upon the letter of credit from time to time upon request to such bank. All bank services charges related to such draws against the letter of credit shall be at the expense of Intra-Asia.

4. The term of the loan contemplated herein will commence as of the September 6, 2000. The Loan Amount and all accrued interest shall be due and payable on September 5, 2003.

5. Interest on the unpaid principal balance will accrue from and after September 6, 2000 at the rate of 6% per annum, calculated on the basis of a 360-day year.

6. The Loan Agreement hereby is terminated and superseded in its entirety by this Restated Agreement.

7. This Restated Agreement shall be governed by the internal laws of the State of California without giving effect to conflicts-of-law principles. This Restated Agreement may be executed in counterparts and by facsimile.

        IN WITNESS WHEREOF, Neo-Luck and Intra-Asia have executed and delivered this Amendment as of the date first written above.

                                           WEICHENG INTERNATIONAL, INC.


                                           By:  /s/ JAMES XU
                                               ---------------------------------
                                           Name:  James Xu
                                           Title: President

                                           INTRA-ASIA ENTERTAINMENT CORPORATION


                                           By:  /s/ MICHAEL B. DEMETRIOS
                                               ---------------------------------
                                               Michael B. Demetrios,
                                               Chief Executive Officer


                                       2